EXHIBIT 4


                           FRESENIUS USA, INC.

            1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


1.   PURPOSE

     The purpose of this 1993 Stock Option Plan for Non-Employee Directors (the "Plan") is to advance the interests of Fresenius USA, Inc. (the "Company") by enhancing the ability of the Company to attract and retain directors who are in a position to make significant contributions to the success of the Company and to reward such directors for such contributions through ownership of shares of the Company's common stock (the "Stock").

2.   ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of the Board of Directors (the "Board") of the Company from time to time appointed by the Board to administer the Plan in accordance with the express provisions of the Plan, (a) to prescribe the form or forms of instruments evidencing options and any other instruments required under the Plan and to change such forms from time to time; (b) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (c) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties. Subject to Section 7 of this Plan and to Rule 16b-3 under the Securities Exchange Act of 1934, as from time to time in effect ("Rule 16b-3"), the Committee shall also have the authority, both generally and in particular instances, to waive compliance by a non-employee director with any obligation to be performed by him under an option and to waive any condition or provision of an option.

3.   EFFECTIVE DATE AND TERM OF PLAN

     The Plan shall become effective on the date on which the Plan is approved by the shareholders of the Company. No option shall be granted under the Plan after the expiration of ten years from the date on which the Plan was adopted by the Board, but options previously granted may extend beyond that date.

4.   SHARES SUBJECT TO PLAN

     a. Number of Shares. Subject to adjustment as provided in Section 4(c) of this Plan, the aggregate number of shares of Stock that may be delivered upon the exercise of options

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granted under the Plan shall be 500,000.  If any option granted under the
Plan terminates without having been exercised in full, the number of shares of Stock as to which such option was not exercised shall be available for future grants within the limits set forth in this Section 4(a).

     b. Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Stock or, if the board so decides in its sole discretion, previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be delivered under the Plan.

     c. Changes in Stock. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital stock, the number and kind of shares of stock or securities of the Company subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

5.   ELIGIBILITY FOR OPTIONS

     Directors eligible to receive options under the Plan ("Eligible Directors") shall be any director who is not an employee of the Company.

6.   TERMS AND CONDITIONS OF OPTIONS

     a.  Number of Options.

          i. Initial Grant. Eligible Directors who are directors on the date of shareholder approval of the Plan shall be awarded options covering 30,000 shares of Stock on that date, and the date of the initial grant of such options shall be deemed to be December 31, 1993 for all purposes of this Plan. Following shareholder approval of the Plan, each newly elected Eligible Director shall be awarded options covering 30,000 shares of Stock on the date of his or her first election. All options granted in this manner are "Initial Options".

          ii. Elective Grants. Eligible Directors may elect in any calendar year to receive their compensation for services rendered as a director of the Company ("Directors' Fees") in the form of options to purchase shares of Stock instead of cash (such options being known as "Elective Options"). With respect to each Directors' Fee payable in Elective Options, an Eligible Director will receive an option for a number of shares of Stock in accordance with the following formula:


                      Total Amount of Directors' Fee Payable in Cash 60% of the exercise price of the Elective Option

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     where the exercise price of the Elective Option is the closing price of the Stock on the American Stock Exchange on the date the Directors' Fee would otherwise be paid.

     b.  Election of Options in Lieu of Directors' Fees

          i. Initial Election. Eligible Directors who are directors on the date of shareholder approval of the amendment to the Plan may elect to receive their Directors' Fees for the balance of 1995 in the form of options. Following shareholder approval of the amendment to the Plan, newly elected Eligible Directors will be able to elect to receive their Directors' Fees for the balance of the calendar year in which they are elected in the form of options. In the absence of a valid election of options in lieu of Directors' Fees, an Eligible Director will be deemed to have elected to receive all Directors' Fees in cash.

          ii. Changes in Election. An Eligible director may change his or her election with respect to the Directors' Fees of any given calendar year by notifying the Committee in writing on or before June 30 of the preceding calendar year. Notwithstanding the foregoing, no change in an Eligible Director's election may be made prior to the time the Company is subject to amended Rule 16b-3 under the Securities and Exchange Act of 1934, as amended.

     c. Exercise Price. The exercise price of each option shall be 100% of the fair market value per share of the Stock at the time the option is granted, but not less, in the case of an original issue of authorized stock, than par value per share. For this purpose, "fair market value" shall mean the closing price of the Stock as reported on the American Stock Exchange (or other exchange or market system if no longer listed on such exchange) on the date of the grant (based on The Wall Street Journal report of composite transactions).

     d. Duration of Options. The latest date on which an option may be exercised (the "Final Exercise Date") shall be the date which is ten years from the date the option was granted.

     e.  Exercise of Options.

          i. Each Initial Option shall become exercisable in accordance with the following formula:

               (1) One year after the date of the grant, the option shall become exercisable to the extent of one-third of the shares covered thereby, and

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               (2)  On each of the second and third anniversaries of the date of the grant, the option shall become exercisable as to an additional one-third of the shares covered thereby.

          ii. Each Elective Option shall be 100% exercisable on the date of grant.

         iii. Any exercise of an option shall be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (a) the option certificate and any other documents required by the Committee and
(b) payment in full for the number of shares for which the option is exercised.

          iv. If an option is exercised by the executor or administrator of a deceased director, or by the person or persons to whom the option has been transferred by the director's will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

     f. Payment for and Delivery of Stock. Stock purchased under the Plan shall be paid for as follows; (i) in cash or by certified check, bank draft of money order payable to the order of the Company, (ii) through the delivery of shares of Stock having a fair market value on the last business day preceding the date of exercise equal to the purchase price or (iii) by a combination of cash and Stock as provided in clauses (i) and (ii) above.

     An option holder shall not have the rights of a shareholder with regard to awards under the Plan except as to Stock actually received by him or her under the Plan.

     The Company shall not be obligated to deliver any shares of Stock (a) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and (b) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as from time to time in effect, the Company may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

     g. Nontransferability of Options. No option may be transferred other than by will or by the laws of descent and distribution, and during a director's lifetime an option may be exercised only by the director.

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     h.  Death.  Upon the death of any Eligible Director granted options under this Plan, all options not then exercisable shall terminate. All options held by the director that are exercisable immediately prior to death may be exercised by his executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within the three-year period ending with the third anniversary of the director's death (but not later than the Final Exercise
Date).

     i. Other Termination of Status of Director. If a director's service with the Company terminates for any reason other than death, all options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months (or until the Final Exercise Date, if earlier), but shall terminate immediately if the director was removed or terminated for fraud, dishonesty or intentional misrepresentation or embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its subsidiaries. After completion of that three-month period, such options shall terminate to the extent not previously exercised, expired or terminated.

     j. Mergers, etc. In the event of any merger or consolidation involving the Company, any liquidation or dissolution of the Company, any sale of substantially all of the Company's assets or any other transaction or series of related transactions as a result of which a single person or several persons acing in concert (other than Fresenius AG and its subsidiaries) own a majority of the Company's then outstanding Stock (such merger, consolidation, sale or other transaction being hereinafter referred to as a "Transaction"), all outstanding options shall become exercisable prior to the consummation of such Transaction, such options shall be exercisable at such time as the Committee determines but in no event for less than a period of at least 20 days prior to the consummation, but only to the extent the Committee determines it may so accelerate the exercisability of such options in accordance with the applicable requirements of Rule 16b-3. Upon consummation of the Transaction, all outstanding options not so exercised shall terminate and cease to be exercisable. There shall be excluded from the foregoing any Transaction as a result of which (a) the holders of Stock prior to the Transaction retain or acquire securities constituting a majority of the outstanding voting common stock of the acquiring or surviving corporation or other entity and (b) no single person owns more than half of the outstanding voting common stock of the acquiring or surviving corporation or other entity. For purposes of this Section, voting common stock of the acquiring or surviving corporation or other entity that is issuable upon conversion of convertible securities or upon exercise of warrants or options shall be considered outstanding, and all securities that vote in the election of directors (other than solely as the result of a default in the making of any dividend or other payment) shall be deemed to constitute that number of shares of voting common stock which is equivalent to the number of such votes that may be cast by the holders of such securities.

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7.   EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION.

     Neither adoption of the Plan nor the grant of options to a director shall affect the Company's right to grant to such director options that are not subject to the Plan, to issue to such directors Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to directors.

     The Committee may at any time discontinue granting options under the Plan. The Committee may at any time or times amend the Plan or any outstanding options for the purpose of satisfying any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of options, provided that no such amendment shall adversely affect the rights of any director (without his or her consent) under any option previously granted. The provisions of Section 6 of this Plan shall not be amended any more frequently than once every six months other than to comply with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974 or the rules and regulations thereunder, all as from time to time in effect.


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